EXHIBIT 99.1

Anaren, Inc. Acknowledges Receipt of Unsolicited Offer by Vintage Capital Management, LLC

SYRACUSE, N.Y., April 18, 2013 (GLOBE NEWSWIRE) -- Anaren, Inc. (Nasdaq:ANEN), today announced that it has received a letter, dated April 15, 2013, containing a non-binding offer from Vintage Capital Management, LLC (Vintage Capital) to acquire Anaren in a cash transaction for $23.00 per share.

Consistent with its fiduciary responsibilities, Anaren's Board of Directors has formed a committee of independent directors (the "Independent Committee"), with full authority to consider all strategic alternatives available to Anaren, to review and evaluate this unsolicited offer, in consultation with its financial and legal advisors. The Independent Committee will determine the course of action that it believes to be in the best interests of Anaren's stockholders, and will communicate any such conclusion to Anaren's stockholders. The Independent Committee will be advised by Moelis & Company LLC and Houlihan Lokey Capital, Inc., Dorsey & Whitney, LLP and Bond, Schoeneck & King, PLLC, as its financial and legal advisors.

Anaren advises its stockholders that they are not being asked to take any action, and they need not take any action, at this time, pending review of the non-binding offer by the Independent Committee.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute either a solicitation of a proxy or an offer to buy or solicitation of an offer to sell any securities. No proxy solicitation or tender offer for the shares of Anaren, Inc. (the "Company") has commenced at this time. If a tender offer is commenced, the Company will file a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission ("SEC").  INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and stockholders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by the Company through the web site maintained by the SEC at http://www.sec.gov.  In addition, documents filed with the SEC by the Company may be obtained free of charge by contacting David Ferrara, Corporate Secretary and General Counsel, at (315) 362-0510.

Company Background

Anaren designs, develops, manufactures and sells highly integrated microwave component assemblies and subsystems for the wireless communications, satellite communications and defense electronics markets.

CONTACT: Lawrence Sala, President & CEO
         315-362-0505

         George Blanton, CFO
         315-362-0436